Exhibit 10.32

ARTHUR J. GALLAGHER & CO.

1988 NONQUALIFIED STOCK OPTION AGREEMENT

(2007 GRANT)

THIS AGREEMENT (“Agreement”), dated May 15, 2007 (the “Effective Date”), between ARTHUR J. GALLAGHER & CO., a Delaware corporation (the “Corporation”), and                                         , an employee of the Company (the “Employee”). For purposes of this Agreement, the term “Company” shall mean the Corporation and any corporation 50% or more of the stock of which is beneficially owned directly by the Corporation or indirectly through another corporation or corporations in which the Corporation is the beneficial owner of 50% or more of the stock.

WITNESSETH

WHEREAS, the Company on May 10, 1988 adopted the “Arthur J. Gallagher & Co. 1988 Nonqualified Stock Option Plan” (herein, as the same may be amended from time to time, called the “Plan”); and

WHEREAS, the purpose of the Plan is to attract, retain and reward employees, to increase stock ownership and identification with the Company’s interests, and to provide incentive for remaining with and enhancing the long-term value of the Company;

NOW, THEREFORE, in consideration of the premises and the promises herein contained, the parties hereby agree as follows:

1. As a matter of separate inducement and agreement in connection with his employment by the Company, the Employee is hereby granted the option to purchase from the Company all or part of              shares of Common Stock (par value $1.00 per share) of the Company at $28.65 per share, during the period and upon the terms and conditions stated herein and in the Plan as amended. The Employee understands and agrees that determination of the personal tax consequences of any exercise of this option or subsequent disposition of shares so acquired is entirely and solely the responsibility of the Employee.

2. Subject to the provisions of the Plan and this Agreement, shares subject to this stock option shall be purchasable at any time during the term of the option after the Effective Date of this Agreement. This option shall terminate entirely on the earliest of the following:

(a) May 15, 2017 (not more than 10 years from date of grant);

(b) upon the severance of the employment relationship between the Company and the Employee for any reason other than by death or disability of the Employee as such conditions are defined in the Plan.

3. Subject to the provisions of Section 2 hereof, this option may be exercised at any time as to all or any of the shares then purchasable hereunder (but not for less than the smaller of (a) 100 shares of Common Stock, or (b) 10% of the shares of Common Stock subject to the option, unless a purchase of fewer shares would entirely exhaust the option) and provided further that the optionee’s cumulative purchases of Common Stock subject to this option may not exceed the following:

Years Following Date of Grant	Percentage of Common Stock Subject to Option
Remainder of 2007 through May 14, 2008	0
As of May 15, 2008	20
As of May 15, 2009	40
As of May 15, 2010	60
As of May 15, 2011	80
As of May 15, 2012 through expiration	100

An option shall be exercised by giving notice to the Company, on a form which the Secretary of the Company will supply upon request, specifying the number of whole shares to be purchased and accompanied by payment of the purchase price therefore. Such exercise shall be effective upon receipt by the Secretary of the Company, at the main office of the Company, of such written notice and payment. If the Employee’s employment with the Company is terminated due to death or disability (as defined in the Plan) and, to the extent Section 5 is applicable, the Employee has neither engaged in nor expressed an intention to engage in any of the activities described in Section 5(a), then the restrictions contained in the above vesting schedule are removed as of the date employment is terminated for those reasons and the Employee may thereafter exercise any portion or all of the shares subject to grant, subject only to the fact that the entire grant and all rights to exercise all or any portion thereunder shall expire on May 15, 2017. If the Employee’s employment with the Company is terminated due to retirement (s defined in the Plan) and, to the extent Section 5 is applicable, the Employee has neither engaged in nor expressed an intention to engage in any of the activities described in Section 5(a), then the Employee may thereafter exercise any portion or all of the shares subject to grant, but only to the extent the option was exercisable immediately prior to the date employment is terminated for such reason, subject only to the fact that the entire grant and all rights to exercise all or any portion thereunder shall expire on May 15, 2017. Furthermore, in addition, an Employee’s ability to exercise an option may be limited by the Company’s policy regarding insider trading.

4.(a) In the event the shares issuable on an exercise of this option have not been registered under the Securities Act of 1933, as amended (the “Act”), or if the effectiveness of any such registration shall lapse, any certificates evidencing shares of the Common Stock of the Company issued pursuant to such exercise of option or right hereunder shall bear upon its face the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Act or any applicable state securities laws:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT UPON SUCH REGISTRATION OR UPON THE RECEIPT BY THE CORPORATION OF ANY OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.”

(b) The Employee agrees and represents that the shares of Common Stock acquired by him upon exercise will be acquired for investment and not with a view to the sale or distribution thereof. The Employee further agrees that he will not sell or transfer any shares except in strict compliance with applicable securities laws. The Company may, but shall in no event be obligated to, register any securities issued in connection with this Agreement pursuant to the Act (as now in effect or as hereafter amended); and in the event any shares are so registered the Company may remove any legend on certificates representing such shares.

5.(a)(i) If, at any time within (A) the ten year term of this grant; (B) two years after the termination of employment; or (C) two years after the Employee exercises any portion of this grant, whichever is the latest, the Employee, in the determination of the management of the Company, engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to: (1) conduct related to his employment for which either criminal or civil penalties against him may be sought, (2) violation of Company policies, including, without limitation, the Company’s Insider Trading Policy, (3) directly or indirectly, soliciting, placing, accepting, aiding, counseling or consulting in the renewal, discontinuance or replacement of any insurance or reinsurance by, or handling self-insurance programs, insurance claims or other insurance administrative functions (“insurance services”) for, any existing Company account or any actively solicited prospective account of the Company for which he performed any of the foregoing functions during the two-year period immediately preceding such termination or providing any employee benefit brokerage, consulting, or administration services, in the areas of group insurance, defined benefit and defined contribution pension plans, individual life, disability and capital accumulation products, and all other employee benefit areas (“benefit services”) the Company is involved with, for any existing Company account or any actively solicited prospective account of the Company for which he performed any of the foregoing functions during the two-year period immediately preceding such termination or, if the Employee has not terminated employment, the date of the prohibited activity (the term Company account as used in this paragraph shall be construed broadly to include all users of insurance services or benefit services including commercial and individual consumers, risk managers, carriers, agents and other insurance intermediaries), (4) the rendering of services for any organization which is competitive with the Company, (5) employing or recruiting any current or former employee of the Company, (6) disclosing or misusing any confidential information or material concerning the Company, or (7) participating in a hostile takeover attempt of the Company, then this option and all other stock options held by the Employee shall terminate effective the date on which the Employee enters into such activity, unless terminated sooner by operation of another term or condition of this grant or the Plan, and any option gain realized by the Employee from exercising all or a portion of this or any other option shall be paid by the Employee to the Company. Such option gain shall be calculated based on the difference between exercise price per share of the option and the closing price per share of the Company’s common stock as quoted on the New York Stock Exchange on the date of exercise, multiplied by the number of shares exercised on such date, plus interest measured from the first date the Employee engaged in any of the prohibited activities set forth above at the highest rate allowable under Delaware law.

(ii) The Employee acknowledges that Employee’s engaging in activities and behavior in violation of Section 5(a)(i) above will result in a loss to the Company which cannot reasonably or adequately be compensated in damages in an action at law, that a breach of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to and cumulative with any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by the Employee. The Employee acknowledges and agrees that the requirement in Section 5(a)(i) above that Employee disgorge and pay over to the Company any option gain realized by the Employee is not a provision for liquidated damages. The Employee agrees to pay any and all costs and expenses, including reasonable attorneys’ fees, incurred by the Company in enforcing any breach of any covenant in this Agreement.

(b) By accepting this grant, the Employee consents to deductions from any amounts the Company owes the Employee from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Employee by the Company) to the extent of the amounts the Employee owes the Company under Section 5(a) above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed, calculated as set forth above, the Employee agrees to pay immediately the unpaid balance to the Company.

6. Notwithstanding anything contained herein to the contrary, the obligations of the Employee contained in Section 5 shall become null and void and have no further effect immediately upon a Hostile Change in Control of the Corporation as defined herein. The Company shall send written notice to the Employee within ten (10) days of a Hostile Change in Control of the Corporation, notifying the Employee that such event has taken place. Failure of the Company to send such notice shall not preclude the release of the Employee from the obligations contained in Section 5. For the purposes of this Section 6, the following definitions apply:

(a) The term “Hostile Change in Control” means a transaction, event or election constituting a Change in Control, which was not approved by, or, in an election, the directors elected were not nominated by, at least two-thirds of the members of the Board of Directors of the Corporation in office immediately prior to the Change in Control who have not died or become permanently disabled.

(b) The term “Change in Control” of the Corporation means and includes each and all of the following occurrences:

1. A Business Combination, unless:

(a) the Business Combination is approved or authorized by the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of the Corporation and the affirmative vote of the holders of not less than 67% of the outstanding shares of the voting stock held by shareholders other than Related Persons; or

(b) the Continuing Directors of the Corporation by a two-thirds vote (i) have expressly approved in advance the acquisition of outstanding shares of voting stock of the corporation that caused the Related Person to become a Related Person, or (ii) have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person; or

(c) the Business Combination is solely between this corporation and another corporation, 50% or more of the voting stock of which is owned by the Corporation and none of which is owned by the Related Person; or

(d) all of the following conditions are satisfied:

(i) The cash or fair market value of the property, securities or “other consideration to be received” per share by holders of common stock in the Corporation in the Business Combination is not less than the higher of:

(A) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Related Person in acquiring any of its holdings of the Corporation’s common stock, or

(B) an amount that bears that same percentage relationship to the market price of the Corporation’s common stock immediately prior to the announcement of such Business Combination as the highest per share price determined in (A) above bears to the market price of the Corporation’s common stock immediately prior to the commencement of the acquisition of the Corporation’s voting stock that caused such Related Person to become a Related Person, or

(C) an amount calculated by multiplying the earnings per share of the Corporation’s common stock for the four fiscal quarters immediately preceding the record date for determination of stockholders entitled to vote on such Business Combination by the price/earnings multiple of the Related Person as of the record date as customarily computed and reported in the financial press.

Appropriate adjustments shall be made with respect to (A), (B) and (C) above for recapitalizations and for stock splits, stock dividends, and like distributions; and

(ii) A timely mailing shall have been made to the stockholders of the Corporation containing in a prominent place (x) any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors or Outside Directors may choose to state, if there are at the time any such directors, and (y) the opinion of a reputable nationally recognized investment banking or financial services firm as to the fairness from the financial point of view of the terms of the Business Combination to the stockholders of the Corporation other than the Related Person (such firm to be engaged solely on behalf of such other stockholders, to be paid a reasonable fee for its services by the Corporation upon receipt of such opinion, to be a firm that has not previously been significantly associated with the Related Person and, if there are at the time any such directors, to be selected by a majority of the Continuing Directors and Outside Directors).

2. The acquisition of outstanding shares of the Corporation’s voting stock that causes an individual, a corporation, partnership or other person or entity to become a Related Person.

3. Individuals who at the beginning of any period of three consecutive years constitute the entire Board of Directors of the Corporation shall for any reason other than death or permanent disability during such period cease to constitute a majority thereof.

4. A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Act of 1934, as amended.

(c) The term “Business Combination” shall mean (i) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets either of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (iii) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (v) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related person, (vi) the acquisition by the Corporation or a subsidiary of the Corporation of any securities issued by a Related Person, (vii) any reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of the Corporation’s voting securities remaining, if there is a Related Person, and (viii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(d) The term “Related Person” shall mean and include any individual, corporation, partnership or other person or entity which, together with their “Affiliates” and “Associates” (as defined as of November 1, 1983, in Rule 12b-2 under the Securities Exchange Act of 1934), “Beneficially Owns” (as defined as of November 1, 1983, in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate 20% or more of the outstanding shares of the voting stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity; provided that Related Person shall not include any person who beneficially owned 20% or more of the outstanding shares of the voting stock of the Corporation on November 1, 1983. Without limitation, any shares of voting stock of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

(e) The term “Substantial Part” shall mean more than 30% of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

(f) The term “other consideration to be received” shall include, without limitation, capital stock of the Corporation retained by its existing public stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.

(g) The term “Continuing Director” shall mean a director who was a member of the board of directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person, and the term “Outside Director” shall mean a director who is not (a) an officer or employee of the Corporation or any relative of an officer or employee or (b) a Related Person or an officer, director, employee, Associate or Affiliate of a Related Person, or a relative of any of the foregoing.

7. All determinations and interpretations made by the Compensation Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on the Employee and on his legal representatives and beneficiaries.

8. The option granted hereby is subject to:

(a) all the terms and conditions of the Plan as amended (which is hereby incorporated by reference with the same effect as if fully recited herein) as now or hereafter in effect; and

(b) all the terms and conditions of this Agreement as now in effect or as hereafter modified at the discretion of the Company to conform with the Plan as amended from time to time.

The Employee acknowledges receipt of a copy of the Plan and represents and warrants that he has read the Plan and agrees that this option shall be subject to all of the terms and conditions of the Plan.

9.(a) The Employee shall have none of the rights of a shareholder with respect to shares subject to this option until such shares shall be issued on exercise of the option; and, except as otherwise provided in Section 9(b) hereof, no adjustment for dividends, or otherwise, shall be made if the record date thereof is prior to the date of issuance of such shares.

(b) In the event that the outstanding Common Stock of the Company is changed by reason of a stock dividend, stock split, recapitalization, merger, consolidation, or a combination or exchange of shares, the number of shares subject to this option shall be adjusted so that the Employee shall receive upon exercise of the option in whole or in part thereafter that number of shares of the class of the capital stock of the Company or its successor that the Employee would have been entitled to receive had he exercised the option immediately prior to the record date for such event. In the event of such an adjustment, the per share option price shall be adjusted accordingly, so that there will be no change in the aggregate purchase price payable upon exercise of the option.

10. By accepting this option, Employee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Employee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Employee’s ability to participate in the Plan. The Company, holds certain personal information about the Employee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in the Company, or details of all stock options, restricted stock awards or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Company will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Employee’s participation in the Plan, and the Company may further transfer Data to any third parties assisting Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Employee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any shares of stock acquired pursuant to the Plan. Employee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Company; however, withdrawing consent may affect the Employee’s ability to participate in the Plan.

11. This Agreement shall not impose upon the Company any obligation to continue to employ the Employee and the Company’s right to terminate him shall not be diminished or affected by reasons of the option granted him under this Agreement.

12. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company. The rights of the Employee under this Agreement shall not be transferable other than to the Employee’s executors, administrators, legatees and heirs to the extent permitted by the Plan as amended. During the lifetime of the Employee, this option shall be exercisable only by him. Whenever required by the context hereof, the singular shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

13. This Agreement has been executed in two counterparts, each of which shall be deemed an original and both of which constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARTHUR J. GALLAGHER & CO.

By:

EMPLOYEE

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